Exhibit 3.26

Articles of Association

§ 1

Company Name, Seat

1.	The Company is a limited-liability company operating under the company name

DRUMET Drahtseile GmbH

2.	The Company has its seat in Celle.

§ 2

Purpose of the Company

1.	The purpose of the Company is the production of wire and wire rope as well as the trade with goods of all kinds that are not subject to a permit.

2.	The Company may carry out all transactions apt to advance the purpose of the Company directly or indirectly. It may establish branches, take a participating interest in identical or similar enterprises and/or take on or relinquish the representation of such enterprises.

§ 3 Share Capital,

Capital Contribution

1.	The share capital is Euro 3,825,000 (in words: Euro three million eight hundred twenty-five thousand).

2.	The capital contribution is provided in cash.

3.	Each partner immediately pays an amount of 1/2 of the subscribed share capital in cash against its capital contribution; the rest is to be paid at the request of the Company.

§ 4

Managers, Management

1.	The Company has one or more managers.

2.	The managers are obligated to manage the business of the Company in accordance with the law, these Articles of Association and the resolutions of the Company.

3.	The managers need an approving shareholder resolution before undertaking any transactions or actions going beyond the usual business activities of the Company. This applies in particular to transactions and actions reserved for decisions by the shareholder meeting under § 8 of this Agreement.

§ 5

Representation

1.	The Company is represented by a manager solely if he is the only manager or if the Company has vested in him the sole power of representation. If there is more than one manager, the Company is represented by two managers jointly or jointly by one manager and an executive holding special power of attorney.

2.	The shareholder meeting may grant sole power of representation to a manager even if more than one manager has been appointed. The shareholder meeting may exempt managers from the restrictions of the Section 181 BGB [Civil Code].

§ 6

Shareholder Meetings

1.	Shareholder meetings are convened by the managers. Each individual manager has the authority to convene a shareholder meeting.

2.	Shareholder meetings are convened by registered letter sent to each partner indicating the place, day, hour and agenda with a notice period of 3 weeks for ordinary shareholder meetings and at least 2 weeks for extraordinary shareholder meetings. The notice period begins to run on the day following the posting of the letter. The day of the meeting is not taken in account when calculating the notice period.

3.	The shareholder meeting has a quorum only if at least 50% of the share capital is represented. If less than 50% of the share capital is represented, a new shareholder meeting with the same agenda must be called immediately following the procedure in para. 2. This second shareholder meeting has a quorum irrespective of the represented share capital if this is mentioned in the invitation to the meeting.

4.	Shareholder meetings take place at the seat of the Company unless all partners agree to another location.

5.	If all partners are present or represented and agree with the resolutions, resolutions may also be adopted even if the provisions of the law and these Articles of Association applicable to convening and announcing a shareholder meeting have not been observed.

6.	If no notarial minutes are drawn up regarding the deliberations of the shareholder meeting, minutes must be kept regarding the course of the meeting which mentions the place and day of the meeting, the participants, the agenda items, the important content of the deliberations and the resolutions of the partners. The minutes must be signed by the elected chairperson of the meeting and a written copy thereof must be sent to all partners immediately.

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§ 7

Shareholder Resolutions

1.	The resolutions of the Company are adopted in shareholder meetings. Outside of shareholder meetings they may be adopted also in writing, by teleprinter, by telegraph or using the newest telecommunications techniques, unless cogent law mandates another form, if all partners take part in such voting procedures.

2.	If no notarial minutes are drawn up regarding the shareholder resolutions, minutes must be drawn up immediate regarding all resolutions adopted outside of the shareholder meeting, indicating the day and the form in which the resolutions were adopted, the content of the resolutions and the votes cast. The minutes must be signed by the elected chairperson of the meeting and a written copy thereof must be sent to all partners immediately.

3.	Resolutions require a simple majority to be valid unless these Articles of Association or the law mandates a larger majority. In case of a tied vote the motion is considered rejected.

4.	Each full Euro 50 of a business share entitles to one vote.

5.	Shareholder resolutions may be contested only within 4 weeks by filing a complaint.

§ 8

Powers of the Shareholder Meeting

The shareholder meeting decides in particular regarding

a.	the appointment and recall of managers in addition to entering into, amending and terminating contracts of employment with same;

b.	the granting and revocation of a special and general power of attorney;

c.	the exclusion of partners and the admission of new partners;

d.	the increase of the capital contribution, the change in the purpose of the Company and other amendments of the Articles of Association;

e.	the acquisition, sale and encumbrance of properties and property-like rights;

f.	the establishment and liquidation of branches;

g.	legal transactions and/or measures of any type if they lie outside the usual business activities;

h.	the assumption of guarantees, the issuance of warranties and parent company guarantees; guarantees customary in the industry are not affected hereby;

i.	the assumption of liabilities under notes payable and guarantee obligations as well as taking out and granting loans or collateral of any type;

j.	the relocation of the seat of the Company;

k.	the liquidation of the Company;

l.	all transactions declared as needing approval by resolution of the shareholders.

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The approval of transactions, measures or actions in the sense of a) to l) requires a majority of 75% of the votes cast unless this Agreement stipulates otherwise.

§ 9

Fiscal Year

The fiscal year is same as the calendar year. The first fiscal year is a truncated fiscal year and ends on December 31, 2007.

§ 10

Annual Financial Statement

1.	The managers must prepare the annual financial statement (balance sheet as well as income statement with notes) and the management report for the final fiscal year within the first 3 months after the end of the fiscal year.

2.	The annual financial statement may be prepared within the first 6 months under the conditions of Section 264 HGB [German Commercial Code] if this is done in the normal course of business. Immediately after completion, the annual financial statement and the management report must be submitted to the partners for a resolution together with a proposal for the appropriation of profits.

§ 11

Appropriation of Profits

1.	The partners are entitled to the profits for the year, plus any profit brought forward less any loss brought forward from previous account, unless the partners exclude amounts as additional expenditure from distribution to the partners in the resolution regarding the use of the profits. The partners may also decide to allocate amounts to retained earnings or carry them forward to new account. The remaining profits are distributed in proportion of the business shares. In all other respects the provisions of Section 29 GmbH [LLC Act] apply.

2.	Profit-sharing claims are not transferable and cannot be encumbered in other ways (liens etc.).

§ 12

Disposition over Business Shares

The disposition over a business share or part of a business share, in particular its assignment, requires the approval of the shareholder meeting. The approval requires a majority of 51% of the votes cast. The assignment of a business share or part of a business share to a partner is permitted without the consent of the remaining partners.

§ 13

Retirement of Business Shares (Amortization)

1.	The retirement (amortization) of business shares is permitted.

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2.	The retirement of the business share of a partner without the latter’s consent and/or without the consent of the heirs of a partner is permitted if

a.	the business share is attached or otherwise enforced by a creditor of the partner, and if the enforcement measure is not reversed within 2 months, at the latest by the sale of the business share;

b.	bankruptcy proceedings have been opened with regard to the assets of the partner or if the opening of such proceedings is denied for lack of assets, or if the partner must declare the correctness of the list of assets and liabilities in a sworn affidavit;

c.	there is an important reason in the person of the partner justifying the exclusion;

d.	the partner files a complaint for dissolution or declares his withdrawal from the Company;

e.	the partner terminates his participation in the Company;

f.	the partner dies.

3.	The retirement of a business share is declared by the management. It requires a shareholder resolution to be adopted by a majority of the votes cast. The affected partner and/or his heirs are not entitled to the right to vote.

4.	With the retirement of the full business share the affected partner departs from the Company and his right to vote expires. Furthermore, if the shareholder is a manager, his management authority and management contract ends.

5.	The departing partner and/or his heirs are entitled to a severance corresponding to the book value of his business share (par value plus share in the open reserves and profit brought forward less any losses brought forward from previous account) in all cases of retirement or assignment of business shares.

6.	The severance will be disbursed in three equal annual installments, the first of which being due 6 months after the departure date and the subsequent installments one year and two years after the first payment date respectively. The amount pending at any particular time bears interest at 5 percent. The interest is paid annually after the fact.

In case of differences of opinion regarding the amount of the severance, an auditor designated as an arbiter by the local auditor chamber upon a motion of the Company is to determine the amount of the severance.

The retirement of the business share remains effective even if there is a dispute about the amount of the severance. If an assignment of the business share was decided instead of its retirement, it must take place even if the amount of the severance has not yet been determined.

§ 14

Demand of Assignment instead of Retirement

1.	If the retirement of a business share is permitted, the Company may instead demand from the affected partner or if necessary his heirs or his bankruptcy administrator that the business share be assigned to the Company or a person to be designated by it, who may be also a partner, in such a way that the business share is partly retired and the rest assigned to the Company or the person designated by it. Section 17 GmbHG is not affected hereby.

2.	If the Company demands, instead of the retirement of the business share, its assignment to it or to a person designated by it, the stipulations of § 13 para. 3, 4 and 5 apply accordingly under the condition that the compensation for the assigned business share is owed by the buyer of the business share and that the Company is legally liable for its payment as a guarantor.

Section 30 para. 1 GmbHG is not affected hereby.

§ 15

Duration

The duration of the Company is indefinite.

§16

Notice of Withdrawal

1.	Each partner may withdraw from the Company at 12 months’ notice effective at the end of a fiscal year. The withdrawal notice requires the written form to be valid and must be addressed to the Company and each partner by registered letter with return receipt.

2.	The withdrawal notice does not result in the liquidation of the Company but only in the departure of the withdrawing partner. The share of the departing partner must be retired by a resolution of the shareholder meeting at the time of the notice and must be assigned in full or in part to one or more partners or to a third party designated by the Company. In all other respects the provisions of § 13 para. 3, 4 and 5 of these Articles of Association apply.

§ 17

Departure of a Partner, Dissolution, Liquidation

1.	In the event of the departure of a partner, be it by notice of withdrawal, departure, exclusion, death or any other event of departure provided for in this Agreement or by law, the Company is not dissolved but is continued by the remaining partners without liquidation.

2.	The partners may pass a resolution for the dissolution of the Company with a qualified majority.

3.	The managers are the liquidators.

§ 18

Notifications

The legally mandated notifications by the Company are published only in the electronic version of the Federal Gazette.

§ 19

Noncompete Clause

1.	The partners are forbidden to compete directly or indirectly with the Company in any of their areas of activity.

2.	If a partner departs from the Company or if his business share is retired, he is forbidden for the duration of 9 months to compete directly or indirectly with the Company in any area of activity in which the latter was active at the time of his departure or the retirement of his business share.

3.	In case of an infringement of this noncompete clause, the infringer must pay to the Company a fine in the amount of DM 10,000.00 for each case of the infringement. Each 2 weeks of continued infringement are considered an independent and standalone infringement. The right to demand payment of damages and to cease and desist is not affected by the payment of the fine. The fine is credited toward the damages paid.

4.	The shareholder meeting may grant an exemption from this noncompete clause with the same majority as is necessary for an amendment of the Articles of Association; it may extend it, limit it or waive it and/or decide whether an appropriate compensation must be paid to the Company and in what amount.

5.	The noncompete clause does not apply to already existing undertakings and transactions of the partners. To that extent the partners are specifically exempted from the noncompete clause for the past and the future.

6.	The first manager of the Company is hereby also granted an exemption from the noncompete clause for already existing undertakings and transactions for the past and the future.

§ 20

Startup Expenses, Costs

The Company is responsible for the cost of this Agreement, its registration and publication, thus the entire startup expenses, up to Euro 2,500.00.

§ 21

Severability Clause

In the event that individual provisions of this Agreement are invalid, such event will not affect the validity of the remaining provisions. Any invalid provision of the Agreement must be reinterpreted, supplemented or replaced in such a way that the economic purpose intended with the invalid provision is reached to the extent possible.